Exhibit 99.1

         PPT VISION, INC. REPORTS FOURTH QUARTER AND FISCAL 2005 RESULTS

    MINNEAPOLIS, Dec. 29 /PRNewswire-FirstCall/ -- PPT VISION, Inc.
(Nasdaq: PPTV) today announced financial results for the fourth quarter and fiscal year ended October 31, 2005. Net revenues for the fourth quarter were $1,239,000, which represents a 41% decrease from revenue levels in the fourth quarter of last fiscal year. The Company's net loss from continuing operations for the quarter was $601,000 or $0.20 per share as compared with a loss from continuing operations of $219,000 or $0.07 per share for the same period in fiscal 2004. For the year, net revenues decreased 35% to $5.65 million, compared with $8.67 million for the previous year. The Company reported a net loss from continuing operations for fiscal 2005 of $2.32 million or $0.77 per share compared to a loss from continuing operations of $1.07 million or $0.36 per share for fiscal 2004. These results represent the 2D business operations of the Company only. The Company completed the sale of its 3D business in October of 2004 and in accordance with generally accepted accounting principles, has restated its financial results to present the 3D business as a discontinued business operation. Accordingly, all 3D related revenue and expenses have been removed from continuing operations and presented in a separate line in the statement of operations entitled "Loss from discontinued operations" for all periods presented.

    The Company had no gain or loss from its discontinued operations for the fourth quarter of 2005 compared with a loss from discontinued operations of $842,000 or $0.28 per share for the same period in fiscal 2004. The Company reported a net loss from discontinued operations for fiscal 2005 of $55,000 or $0.02 per share compared to a loss from discontinued operations of $805,000 or $0.27 per share for fiscal 2004.

    Business Update
    "While the overall decline in our revenues in FY05 compared to FY04 is a disappointment, it is important to note that this decline is almost wholly attributable to a decline in sales of our older Passport/Scout product lines which have been phased out. Additionally, as we have previously disclosed, approximately $2.0 million of this decline in Passport/Scout sales in attributable to the loss of one OEM account in Japan which decided not to migrate to our new IMPACT(TM) product. With respect to our newer IMPACT product line, which PPT is now 100% focused on, both unit volume and dollar sales increased in FY05, a trend we expect to continue," stated Mr. Joe Christenson, President of PPT VISION. "Also, it is important to note our Q4 gross profit margin was lower than normal because it includes a one time charge of $150,000 for old Passport/Scout inventory. We expect gross margins to increase as sales increase and fixed manufacturing overhead is more fully absorbed," continued Mr. Christenson.

    "FY05 was a transition year for PPT as we exited the 3D business, completed a cost reduction program in Q2, phased out an older product line and transitioned to our newer IMPACT product line, and shifted from a direct selling model to a distribution selling model. The transition to a new, more competitive product line and to a new distribution channel is taking more time than we would have liked. However, we are making good progress with these transitions. We believe that the use of machine vision based intelligent cameras as a fundamental component in the process of factory automation will continue to grow and that PPT VISION is well positioned to be a beneficiary of this trend. Thus, we continue to focus on delivering future growth and profitability for our shareholders in the fastest manner possible by supporting and building up our distribution channels with very customer driven product development," concluded Mr. Christenson.

    Conference Call
    The Company has scheduled a conference call for 10:00 a.m. CST on Thursday, December 29, 2005. In the conference call, the Company will discuss the results for the recent quarter and expectations with respect to future performance. The dial-in number to participate in the call is: 877-407-8031. It will also be broadcast live over the Internet by World Investor Link's Vcall. To listen live, go to http://www.vcall.com .

    A digitized replay of the fourth quarter conference call will be available beginning the afternoon of December 29 and continues until 11:59 p.m. (Eastern) on January 5, 2006. To access the replay please use the following numbers: U.S. = 877-660-6853 or International = 201-612-7415. The replay pass codes are:
Account #286 and Confirmation ID #183301. The full conference call will also be available for replay at http://www.vcall.com .

    About PPT VISION
    PPT VISION, Inc. ("the Company") designs, manufactures, and markets camera-based intelligent systems for automated inspection in manufacturing applications. The Company's products, commercially known as machine vision systems, enable manufacturers to realize significant economic paybacks by increasing the quality of manufactured parts and improving the productivity of manufacturing processes. The Company's machine vision product line is sold on a global basis to end-users, system integrators, distributors and original equipment manufacturers (OEM's) primarily in the electronic and semiconductor component, automotive, medical device, and packaged goods industries. The Company's Common Stock trades on the Nasdaq Small Cap Market tier of The Nasdaq Stock Market under the symbol PPTV. For more information, please see the PPT VISION, Inc. web site at http://www.pptvision.com .

    Forward-Looking Statements
    The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's expectations, beliefs, intentions and strategies regarding the future. Forward-looking statements include, without limitation, statements regarding the extent and timing of future revenues and expenses and customer demand. All forward-looking statements included in this document are based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

    The Company's actual results are subject to risks and uncertainties and could differ materially from those discussed in the forward-looking statements. These statements are based upon the Company's expectations regarding a number of factors, including the Company's ability to obtain additional working capital if necessary to support its operations, the success of the Company's new IMPACT machine vision micro-system, changes in worldwide general economic conditions, cyclicality of capital spending by customers, the Company's ability to keep pace with technological developments and evolving industry standards, worldwide competition, and the Company's ability to protect its existing intellectual property from challenges from fourth parties. A detailed description of the factors that could cause future results to materially differ from the Company's recent results or those projected in the forward-looking statements are contained in the section entitled "Description of Business" under the caption "Important Factors Regarding Forward-Looking Statements" contained in its filing with the Securities and Exchange Commission on Form 10-KSB for the year ended October 31, 2004 and other reports filed with the Securities and Exchange Commission.

                                PPT VISION, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)

                                                 THREE MONTHS ENDED              YEAR ENDED
                                                     OCTOBER 31,                 OCTOBER 31,
                                           ---------------------------   ---------------------------
                                               2005           2004           2005           2004
                                           ------------   ------------   ------------   ------------
Revenue                                    $      1,239   $      2,106   $      5,648   $      8,671
Cost of sales                                       785            920          2,943          4,154
                                           ------------   ------------   ------------   ------------
Gross profit                                        454          1,186          2,705          4,517

Operating expenses:
  Sales and marketing                               528            714          2,360          2,797
  General and administrative                        216            283          1,022          1,144
  Research and development                          347            408          1,343          1,631
  Restructuring charges                               -              -            390              -
                                           ------------   ------------   ------------   ------------
Total operating expenses                          1,091          1,405          5,115          5,572
                                           ------------   ------------   ------------   ------------
Interest and other income (loss)                     36              -             90            (12)
                                           ------------   ------------   ------------   ------------
Loss from operations
  Loss from continuing operations                  (601)          (219)        (2,320)        (1,067)
  Loss from discontinued operations                   -           (842)           (55)          (805)
                                           ------------   ------------   ------------   ------------
Net loss                                   $       (601)  $     (1,061)  $     (2,375)  $     (1,872)
                                           ============   ============   ============   ============
Basic and diluted loss per share:
  Loss from continuing operations          $      (0.20)  $      (0.07)  $      (0.77)  $      (0.36)
  Loss from discontinued operations        $          -   $      (0.28)  $      (0.02)  $      (0.27)
                                           ------------   ------------   ------------   ------------
  Net loss                                 $      (0.20)  $      (0.35)  $      (0.79)  $      (0.63)
                                           ============   ============   ============   ============
Shares used to compute
basic and diluted loss per share              2,998,747      2,995,538      2,997,329      2,969,393

                                PPT VISION, INC.
                            CONDENSED BALANCE SHEETS
                                 (In thousands)

                                            OCTOBER 31,    OCTOBER 31,
                                               2005           2004
                                           ------------   ------------
                ASSETS
                ------
Current assets
  Cash and cash equivalents                $        778   $      2,617
  Accounts receivable, net                        1,197          1,912
  Inventories                                       490            977
  Other current assets                              160            243
  Net assets of discontinued operations               -            200
    Total current assets                          2,625          5,949
Fixed assets, net                                   438            376
Intangible assets, net                               90            109
                                           ------------   ------------
    Total assets                           $      3,153   $      6,434
                                           ============   ============

  LIABILITIES AND SHAREHOLDERS' EQUITY
  ------------------------------------

Current liabilities
  Accounts payable and accrued expenses    $        590   $      1,457
  Deferred revenue                                    9             54
                                           ------------   ------------
    Total current liabilities                       599          1,511
    Total shareholders' equity                    2,554          4,923
                                           ------------   ------------
    Total liabilities and shareholders'
     equity                                $      3,153   $      6,434
                                           ============   ============

SOURCE  PPT VISION, Inc.
    -0-                             12/29/2005
    /CONTACT: Joseph C. Christenson, President and Chief Financial Officer of PPT VISION, Inc., +1-952-996-9500, ir@pptvision.com , FACSIMILE,
+1-952-996-9501/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.pptvision.com /
    (PPTV)